Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 11, 2005, relating to the consolidated financial statements and consolidated financial statement schedule of Kansas Gas and Electric Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting pronouncement in 2003) appearing in the Annual Report on Form 10-K of Kansas Gas and Electric Company for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte & Touche LLP

Kansas City, Missouri

September 21, 2005